UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2024

Sprinklr, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40528	45-4771485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 9th Avenue
12th Floor
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00003 per share	CXM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Rory Read as President and Chief Executive Officer

On October 31, 2024, the board of directors (the “Board”) of Sprinklr, Inc. (the “Company”) appointed Rory Read to serve as the Company’s President and Chief Executive Officer and principal executive officer, effective as of November 5, 2024 (the “Effective Date”). Mr. Read was also appointed, as of the Effective Date, to serve as a member of the Board as a Class III director for a term expiring at the Company’s 2027 Annual Meeting of Stockholders.

Rory Read, age 62, most recently served as the Chief Executive Officer of Vonage Holdings Corp. from July 2020 to March 2024. He also served as Senior Vice President at Ericsson from July 2022 to March 2024, having joined the company as part of Ericsson’s acquisition of Vonage. Prior to that, Mr. Read served in various roles at Dell Technologies, Inc. from April 2015 to June 2020, including most recently as its Chief Operating Executive, and as Chief Executive Officer and President of Virtustream, a Dell Technologies business from April 2018 to June 2020, and Executive Vice President of Dell Boomi from Feb 2016 to June 2020. Prior to these roles, he served as Chief Executive Officer, President and a member of the board of directors Advanced Micro Devices and Chief Operating Officer and President at Lenovo following 23 years at IBM. Mr. Read has served on the board of directors of Booz Allen Hamilton since January 2023. Mr. Read holds a B.S. in Information Systems from Hartwick College.

In connection with Mr. Read’s appointment as President and Chief Executive Officer, Mr. Read and the Company entered into an employment agreement (the “Employment Agreement”), dated November 5, 2024, pursuant to which Mr. Read will receive an initial annual base salary of $675,000 and be eligible for an annual cash bonus with a target amount equal to 100% of his annual base salary. Mr. Read will also receive a sign-on bonus of $3.0 million, subject to a prorated clawback for two years following the Effective Date. In addition, Mr. Read will be granted the equity awards described below, all of which generally require Mr. Read’s continued performance of services through the applicable vesting date and, for the performance-based restricted stock units (“PSUs”), achievement of specified performance metrics. Mr. Read is not expected to receive additional equity awards until the Company’s fiscal year ending January 31, 2027:

(i)

1,425,000 time-based restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan” and such award, the “New Hire RSU Award”). The New Hire RSU Award will vest over three years, with one-third of the total shares subject to the award vesting on November 5, 2025, and the remainder vesting in eight substantially similar equal installments on each subsequent December 15, March 15, June 15 and September 15 (each, a “Quarterly Vesting Date”) thereafter, in each case, subject to Mr. Read’s continued service with the Company through such vesting date;

(ii)

1,425,000 PSUs under the Plan representing target level achievement (the “New Hire PSU Award”). The PSUs subject to the New Hire PSU Award will be eligible to vest at the end of a three-year performance period commencing on the Effective Date, with 75% of the PSUs vesting based on the Company’s relative total stockholder return over the three-year performance period compared to a Board-approved peer group, and the remaining 25% of the PSUs vesting based on attainment of certain revenue-growth and operating income-related goals measured at the end of the three-year performance period, in each case, subject to Mr. Read’s continued service with the Company through such vesting date. For each type of PSUs, Mr. Read will be eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted, based on attainment of the applicable performance goals during the three-year performance period;

(iii)

712,500 RSUs under the Plan (the “Refresh RSU Award” and, together with the New Hire RSU Award, the “RSU Awards”). The Refresh RSU Award will vest over four years, with one-fourth of the total shares subject to the award vesting on November 5, 2025, and the remainder vesting in 12 substantially similar equal installments on each subsequent Quarterly Vesting Date thereafter, in each case, subject to Mr. Read’s continued service with the Company through such vesting date; and

(iv)

712,500 PSUs under the Plan representing target-level achievement (the “Refresh PSU Award” and, together with the New Hire PSU Award, the “PSU Awards”). The Refresh PSU Award will vest at the same time and on the same terms as the New Hire PSU Award.

Mr. Read is also entitled to certain severance benefits under the Employment Agreement upon a qualifying termination, subject to specific requirements, including signing and not revoking a separation agreement and release of claims. In the event that Mr. Read’s employment with the Company is terminated, during the period beginning three months prior to and ending 12 months after a Change in Control (as defined in the Employment Agreement) (such period, a “Change in Control Period”), (i) by the Company without Cause (as defined in the Employment Agreement) or (ii) due to Mr. Read’s resignation for Good Reason (as defined in the Employment Agreement) (either of the terminations in (i) and (ii), a “Qualifying Termination”), Mr. Read will be entitled to receive (a) cash in an amount equal to the sum of 18 months of Mr. Read’s then-current base salary, and 150% of Mr. Read’s target annual cash bonus for the year of termination or resignation, payable in 12 equal monthly installments, (b) payment of COBRA premiums for up to 18 months following the date of Mr. Read’s termination or resignation, (c) full acceleration of the RSU Awards, (d) full acceleration of the PSU Awards at the greater of 100% target or actual performance and (e) full acceleration of any future equity awards on the same terms as the RSU Awards and PSU Awards, as applicable.

In the event that Mr. Read dies or becomes Disabled (as defined in the Employment Agreement), or, outside of a Change in Control Period, Mr. Read experiences a Qualifying Termination, Mr. Read (or his estate, if applicable) will be entitled to receive (a) cash in an amount equal to the sum of 12 months of Mr. Read’s then-current base salary payable in 12 equal monthly installments, (b) a lump sum pro rata payment equal to 100% of Mr. Read’s target annual cash bonus for the year of termination or resignation, payable when executive bonuses are otherwise paid, (c) payment of COBRA premiums for up to 12 months following the date of Mr. Read’s termination or resignation, (d) accelerated vesting of an additional 12-months of the RSU Awards, (e) acceleration of one-third of the PSU Awards at 100% target and (f) acceleration of any future equity awards on the same terms as the RSU Awards and PSU Awards, as applicable.

The foregoing severance benefits are provided in lieu of benefits set forth under Company’s Executive Severance and Change in Control Plan, as amended from time to time (the “Severance Plan”) or any similar plan that may be adopted by the Company.

Pursuant to the Employment Agreement, Mr. Read is eligible to participate in the employee benefit plans generally available to the Company’s employees and is subject to customary confidentiality covenants.

There is no arrangement or understanding between Mr. Read and any other person pursuant to which he was selected as the Company’s President and Chief Executive Officer and member of the Board, and there is no family relationship between Mr. Read and any of the Company’s other executive officers or directors. Other than with respect to the compensation matters described herein, there are no transactions between Mr. Read and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Read’s appointment as President and Chief Executive Officer, the Company and Mr. Read will enter into the Company’s standard form of indemnification agreement, which requires the Company to indemnify Mr. Read, to the fullest extent permitted by Delaware law, for certain liabilities to which Mr. Read may become subject as a result of his affiliation with the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Employment Agreement, a copy of which the Company expects to file with its Annual Report on Form 10-K for the fiscal year ending January 31, 2025, and upon filing will be incorporated herein by reference.

Transition of Ragy Thomas and Trac Pham

In connection with Mr. Read’s appointment as the Company’s President and Chief Executive Officer, the Company and Ragy Thomas mutually agreed for Mr. Thomas to transition from Co-Chief Executive Officer to Advisor to the Chief Executive Officer, effective as of the close of business on November 4, 2024 (the “Transition Date”). Mr. Thomas will remain Chairman of the Board following the Transition Date.

Also in connection with Mr. Read’s appointment as the Company’s President and Chief Executive Officer, Trac Pham will transition from the Company as its Co-Chief Executive Officer and a member of the Board, each effective as of the Transition Date. Mr. Pham’s transition from the Board was not the result of any disagreement between Mr. Pham and the Company, its management, the Board or any committees thereof on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Thomas’s transition to Advisor to the Chief Executive Officer, Mr. Thomas and the Company entered into a role change letter (the “Role Change Letter”), dated November 4, 2024, pursuant to which Mr. Thomas will continue to receive an annual base salary of $500,000 and an annual discretionary bonus with a target amount equal to 100% of his annual base salary. Mr. Thomas will not be eligible to receive additional compensation for his service as a member of the Board pursuant to the Company’s non-employee director compensation policy.

Mr. Thomas remains eligible to participate in the employee benefit plans generally available to the Company’s employees and is subject to customary confidentiality covenants. In addition, Mr. Thomas remains entitled to the benefits provided under the Company’s standard form indemnification agreement, as well as certain severance benefits under the Severance Plan, with the exception that, in addition to any severance that Mr. Thomas would be eligible to receive pursuant to the Severance Plan upon his cessation of service pursuant to a Qualifying Termination (as defined in the Severance Plan), the post-termination exercise period for all of Mr. Thomas’s then-vested options will be extended from 90 days until the first anniversary of his Qualifying Termination (but in no event beyond the original expiration date of such options).

In connection with Mr. Pham’s transition, the Company expects to enter into a Separation and Release of Claims Agreement (the “Separation Agreement”) with Mr. Pham, pursuant to which Mr. Pham will remain with the Company in an advisory role through November 15, 2024 (such period, the “Transition Period”) to assist in the transition to Mr. Read. During the Transition Period, Mr. Pham will continue to be paid at his current base salary rate and will remain eligible to participate in the Company’s benefit plans pursuant to the terms of those plans. At the end of the Transition Period, Mr. Pham will receive severance benefits consistent with the Severance Plan, with the exception of additional payment of COBRA benefits premiums for up to 18 months following the date of his separation and an additional stipend representative of six months of COBRA benefits premiums, grossed up for taxes. Mr. Pham also will continue to be subject to customary continuing obligations post-employment, such as his obligations of confidentiality and to abide by applicable restrictive covenants.

The foregoing descriptions of the Role Change Letter and Separation Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the complete texts of the Role Change Letter and Separation Agreement, respectively, copies of which the Company expects to file with its Annual Report on Form 10-K for the fiscal year ending January 31, 2025, and upon filing will be incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 5, 2024, the Company issued a press release announcing the appointment of Mr. Read as the Company’s President and Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

This information set forth under Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press release, dated November 5, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sprinklr, Inc.

By:	/s/ Jacob Scott
Jacob Scott
General Counsel & Corporate Secretary

Dated: November 5, 2024